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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Balanced Care Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-68977 and 333-52291) on Form S-8 of Balanced Care Corporation of our report dated September 1, 2000 (except as to notes 7 and 19 which are as of September 27, 2000), relating to the consolidated balance sheets of Balanced Care Corporation and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, and all related schedules, which report appears in the June 30, 2000 annual report on Form 10-K of Balanced Care Corporation.


                                             KPMG LLP
Baltimore, Maryland
September 28, 2000